Exhibit 10.07

Amended and Restated 2011 Citigroup Executive Performance Plan
(as amended and restated as of January 1, 2021)

1.Purpose
The purpose of the Amended and Restated 2011 Citigroup Executive Performance Plan (the “Plan”) of Citigroup Inc. (the “Company”) is to promote the interests of stockholders by (a) incentivizing officers and other key executives to contribute to the Company’s long-term profitability, thereby aligning the executives’ interests with those of the Company’s stockholders and other stakeholders; (b) motivating officers and key executives by means of performance-related incentives that are appropriately balanced to avoid incentives for executives to take unnecessary and excessive risks; and (c) attracting and retaining officers and key executives of outstanding ability by providing competitive incentive compensation opportunities. The Plan commenced on January 1, 2011 and was approved by stockholders of the Company on April 21, 2011. The Plan was amended and restated as of January 1, 2016, and approved by stockholders of the Company on April 26, 2016. The Plan was further amended on February 16, 2017. The Tax Cuts and Jobs Act of 2017 (the “TCJA”) revised the Internal Revenue Code of 1986, as amended (the “Code”) to eliminate the exception from the deductibility limitations of Section 162(m) thereof for “qualified performance-based compensation (as in effect prior to the enactment of the TCJA, the “QPBC Exception”), including its shareholder approval requirement.
2.Administration
The Plan shall be administered by the Personnel and Compensation Committee of the Board of Directors of the Company or its delegate (the “Committee”). The Committee may delegate its authority and responsibilities under the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to: (a) select the employees who will participate in the Plan (the “Participants”); (b) determine the amounts of the awards (“Awards”) to be made under the Plan, as described in Section 4; and (c) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan, which interpretations and determinations shall be final, binding and conclusive on all persons.
3.Participation
Participants in the Plan shall be selected for each calendar year (each such year a “Plan Year”) from those executive employees of the Company (a) who are, or are expected to be, (i) “covered employees” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, or (b) who are otherwise selected by the Committee to participate in the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, or to be entitled automatically to an Award, or, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year.
4.Awards, Performance Goals and Performance Periods
Section 4.01. Awards. Awards may be earned by Participants for a specified performance period (a “Performance Period”) determined in accordance with Section 4.03; provided, however, that (a) the making of any Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”) for such Performance Period; and (b) no Award may exceed the amount established by the Committee for the actual level of performance attained.

Section 4.02. Performance Goals
(a)Performance Goals. Within 90 days after the commencement of a Performance Period or, if earlier, before 25 percent of such Performance Period elapses, the Committee shall establish for such Performance Period the Performance Goals and the amounts of Awards that may be earned by each Participant upon the level of achievement of the applicable Performance Goal, which may be expressed as percentages of an incentive pool or other measure prescribed by the Committee. Performance Goals may be based upon one or more of the following objective performance measures (the “Performance Criteria”) and expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre-tax or after- tax), profits (pre-tax or after-tax), earnings, earnings before or after deduction for all or any portion of interest or taxes or depreciation/amortization, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value-added models or equivalent metrics, operating income, income (pre-tax or after-tax), expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, or regulatory achievements. Performance Goals based on such Performance Criteria may be based on the performance of the Company, any of its affiliates, any branch, department, business unit or other portion of the Company or any of its affiliates under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of companies, prior Performance Periods or other measures selected or defined by the Committee at the time of establishment of such Performance Goals. For the avoidance of doubt, any Performance Criteria that are financial metrics may or may not be determined in accordance with United States Generally Accepted Accounting Principles. The outcome with respect to a Performance Goal must be substantially uncertain at the time the Performance Goal is established.
(b)Calculation. When the Committee establishes Performance Goals, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and, if applicable, the relevant weighting assigned to such Performance Goal. In measuring the achievement of a Performance Goal, the Committee may include or exclude unrealized investment gains and losses, extraordinary, unusual, infrequently occurring or non-recurring items, asset write-downs, the effects of accounting, tax or legal changes, currency fluctuations, mergers and acquisitions, litigation or claim judgments or settlements, business interruption events, unbudgeted capital expenditures, and reserve- strengthening and other non-operating items. To the extent appropriate, the Performance Goals shall also reflect adjustments for risk balancing features.
Section 4.03. Performance Periods. Unless otherwise determined by the Committee, each Performance Period shall commence on the first day of a Plan Year and end on the last day of such Plan Year. The Committee may establish longer Performance Periods, including multi-year Performance Periods, and the Committee may also establish shorter Performance Periods for individuals who are hired or become eligible to participate in the Plan after the commencement of a Performance Period.
Section 4.04. Discretion. The Committee shall have no discretion to increase the amount of any Award that would otherwise be payable to a Participant upon attainment of the Performance Goals applicable to a Performance Period, but the Committee may in its discretion reduce the amount or cancel such Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Award payable to any other Participant.
Section 4.05. Determination of Award. The amount of a Participant’s Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals and the other terms of the Plan. Prior to the making of any Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan were satisfied.
Section 4.06. Maximum Award. Notwithstanding any other provision of the Plan, the maximum amount payable to a Participant under the Plan for any Plan Year shall be 0.2% of the amount of income from continuing operations before income taxes of Citigroup Inc. as reported for such Plan Year in the Quarterly Financial Data Supplement reporting the results of operations for the last fiscal quarter of such Plan Year (the “Participant Limit”). The maximum dollar amount of the immediate cash portion of any Award under the Plan for any Plan Year shall be $20 million. In the case of an Award for a multi-year Performance Period, the Participant Limit will be measured by allocating the Award to each Plan Year (or portion thereof) within the Performance Period based upon the Performance Goals properly allocated to each Plan Year. The amount payable with respect to an Award for any Plan Year shall be measured for such Plan Year, regardless of the fact that the Award may be delivered in a later year.

5.Termination of Employment
Unless otherwise determined by the Committee in accordance with the requirements of Section 162(m) of the Code, if a Participant’s employment or service with the Company and all of its subsidiaries and affiliates terminates for any reason prior to the date the Committee certifies in accordance with Section 4.05 that the Performance Goals and other material terms of the Plan were satisfied for a Performance Period, the Participant’s Award, and all rights of the Participant to such Award for such Performance Period, will be cancelled.
6.Making of Awards to Participants
Section 6.01. Making of Awards. Unless the Committee determines otherwise, an Award for a Performance Period shall be granted to a Participant during the two and one-half month period following the end of the year in which the Performance Period ends.
Section 6.02. Form of Award. Awards shall be made in any form permitted (a) under the Citi Discretionary Incentive and Retention Plan, as amended and restated effective January 1, 2015, or any successor or future similar plans, or (b) any long-term incentive award plan adopted by the Company. Subject to the terms of the Plan and the QPBC Exception, the Committee shall have full discretion to determine the form, terms and conditions of any Award, which may include without limitation performance vesting conditions and clawback provisions.
Section 6.03. Tax Withholding. All Awards shall be subject to tax withholding to the extent required by applicable law.
7.Citi Clawback and Other Clawbacks
An Award will be cancelled or forfeited or subject to recovery by the Company if the Committee, in its sole discretion, determines that (a) Participant received the Award based on materially inaccurate publicly reported financial statements, (b) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (c) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (d) Participant has engaged in “gross misconduct” as defined herein (the “Citi Clawback”). For purposes of this Plan, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (a) to be in competition during employment by the Company with the Company’s business operations, (b) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (c) to be materially injurious to the Company, or (d) to otherwise constitute gross misconduct under the Company’s guidelines. Notwithstanding the foregoing, the Committee may in its discretion impose other forfeiture or recovery conditions on any Award paid in accordance with the terms of the Plan.
8.No Assignments and Transfers
A Participant shall not assign, encumber or transfer his or her rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.
9.No Rights to Awards or Employment
No employee of the Company or any of its affiliates or any other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its affiliates.

10.Amendment or Termination
The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that any such action complies with the requirements of Section 162(m) of the Code.
11.Section 162(m)
The Company intends that the Plan and Awards granted under the Plan to “covered employees” within the meaning of Section 162(m) of the Code will satisfy the applicable requirements of the QPBC Exception. Any provision of the Plan, and any interpretation or determination under the Plan by the Committee, which is inconsistent with this intent, shall be disregarded. Without limiting the foregoing, all limitations in the Plan and Awards granted under the Plan shall be interpreted and applied in a manner consistent with the QPBC Exception.
12.Effective Date and Term
The Plan was amended and restated as of January 1, 2021. The Plan became effective on January 1, 2011, and subject to Section 10 (regarding the Committee’s right to amend, suspend or terminate the Plan), shall remain in effect thereafter.
13.Governing Law; Arbitration
The Plan shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction. All disputes under the Plan shall be subject to final and binding arbitration in accordance with the Company’s arbitration policy.